HighMark Funds
One Freedom Valley Drive
Oaks, Pennsylvania 19456

To the Board of Trustees:

We have examined management's assertion about HighMark Funds' (including HighMark Balanced Fund, HighMark Bond Fund, HighMark California Intermediate Tax-Free Bond Fund, HighMark California Tax-Free Money Market Fund, HighMark Core Equity Fund, HighMark Diversified Money Market Fund, HighMark Growth Fund, HighMark Large Cap Value Fund, HighMark International Equity Fund, HighMark Small Cap Value Fund, HighMark 100% U.S. Treasury Money Market Fund, HighMark U.S. Government Money Market Fund, and HighMark Value Momentum Fund) (hereinafter collectively referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of July 26, 2002, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 26, 2002, and with respect to agreement of security purchases and sales, for the period from November 30, 2001 (the date of our last examination) through July 26, 2002:

o Confirmation of all securities held by The Depository Trust Company, the Federal Reserve Bank and Citibank, N.A. in book entry form without prior notice to management;

o Reconciliation of all such securities to the books and records of the Funds and the Custodian (The Union Bank of California, N.A.);

o Agreement of a sample of security purchases and sales or maturities across all Funds since our last report from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 26, 2002, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ Deloitte & Touche LLP
San Francisco, California
August 29, 2002

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940


We, as members of management of HighMark Funds (including HighMark Balanced Fund, HighMark Bond Fund, HighMark California Intermediate Tax-Free Bond Fund, HighMark California Tax-Free Money Market Fund, HighMark Core Equity Fund, HighMark Diversified Money Market Fund, HighMark Growth Fund, HighMark Large Cap Value Fund, HighMark International Equity Fund, HighMark Small Cap Value Fund, HighMark 100% U.S. Treasury Money Market Fund, HighMark U.S. Government Money Market Fund, and HighMark Value Momentum Fund) (hereinafter collectively referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, CUSTODY OF INVESTMENTS BY REGISTERED MANAGEMENT INVESTMENT COMPANY, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 26, 2002, and from November 30, 2001 through July 26, 2002.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 26, 2002, and from November 30, 2001 through July 26, 2002, with respect to securities reflected in the investment accounts of the Funds.


HIGHMARK FUNDS


By: /s/ Peter J. Golden
    Peter J. Golden
    Controller & Chief Financial Officer
    August 29, 2002





UNION BANK OF CALIFORNIA, N.A.


By:   /s/ Greg Knopf
      Greg Knopf
      Senior Vice President
      August 29, 2002

                       UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                       FORM N-17F-2

    Certificate of Accounting of Securities and Similar
               Investments in the Custody of
              Management Investment Companies

         Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

--------------------------------------------------------------------------------- ------------------------------------
1.  Investment Company Act File Number:                                           Date examination completed:

   811-05059/33-12608                                                             JULY 26, 2002
--------------------------------------------------------------------------------- ------------------------------------
2.  State identification Number:

      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      AL                 AK                 AZ                 AR                 CA                CO
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      CT                 DE                 DC                 FL                 GA                HI
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      ID                 IL                 IN                 IA                 KS                KY
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      LA                 ME                 MD                 MA                 MI                MN
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      MS                 MO                 MT                 NE                 NV                NH
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      NJ                 NM                 NY                 NC                 ND                OH
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      OK                 OR                 PA                 RI                 SC                SD
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      TN                 TX                 UT                 VT                 VA                WA
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      WV                 WI                 WY                 PUERTO RICO
      ------------------ ------------------ ------------------ ------------------ ----------------- ------------------
      Other (specify):        ATTACHED
----------------------------------------------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:
----------------------------------------------------------------------------------------------------------------------
                HIGHMARK (FORMERLY HIGHMARK GROUP)
----------------------------------------------------------------------------------------------------------------------
4.  Address of principal executive officer (number, street, city, state, zip code)
      ONE FREEDOM VALLEY DRIVE, OAKS, PENNSYLVANIA 19456
----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                                                          ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
---------------------------------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

 HighMark Funds

                          CALIFORNIA                   A = Annual                  505-4293
                          COLORADO                     A = Annual                  IC-93-05
                          GEORGIA                      O = Other                   SC-18176
                          GUAM                         O = Other                   4766
                          ILLINOIS                     A = Annual                  149019
                          INDIANA                      A = Annual                  97-0202
                          MINNESOTA                    A = Annual                  R-39056
                          NORTH CAROLINA               A = Annual                  7032
                          PENNSYLVANIA                 A = Annual                  92-10-0
                          VIRGINIA                     A = Annual                  1798
                          WYOMING                      O = Other                   17511

HighMark Money Market Funds Prospectus: Retail Shares

                          KENTUCKY                     A = Annual                  M32877
                          LOUISIANA                    A = Annual                  70426
                          OHIO                         O = Other                   19131
                          OREGON                       A = Annual                  1987-069
                          UTAH                         A = Annual                  005-8973

HighMark Money Market Funds Prospectus: Fiduciary Shares

                          KENTUCKY                     A = Annual                  M33758
                          LOUISIANA                    A = Annual                  66330
                          OHIO                         O = Other                   24484
                          OREGON                       A = Annual                  1997-409
                          UTAH                         A = Annual                  005-8969

HighMark Money Market Funds Prospectus - Class S Shares

                          KENTUCKY                     A = Annual                  M39444
                          OHIO                         O = Other
                          OREGON                       A = Annual                  2000-126
                          UTAH                         A = Annual                  006-7220-96

 HighMark Funds-Equity Funds/Fixed Income Funds-Fiduciary Pro

                          KENTUCKY                     A = Annual                  M33768
                          LOUISIANA                    A = Annual                  62375
                          OHIO                         O = Other                   24483
                          OREGON                       A = Annual                  1997-407
                          UTAH                         A = Annual                  005-8974

                                      A-1

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

HighMark Funds-Equity Funds/Fixed Income Funds-Retail Pros.

                          KENTUCKY                     A = Annual                  M33815
                          LOUISIANA                    A = Annual                  71826
                          OHIO                         O = Other                   24957
                          OREGON                       A = Annual                  1997-406
                          UTAH                         A = Annual                  005-8972

HighMark Balanced Fund

                          ALASKA                       O = Other                   00 00591
                          ALABAMA                      A = Annual                  705371
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  SI43113
                          DELAWARE                     A = Annual                  5209
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  48366
                          KANSAS                       A = Annual                  97s00012
                          MISSOURI                     A = Annual                  1996-006
                          MONTANA                      A = Annual                  37674
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S 27 88
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF10940

HighMark Balanced Fund - Class A Shares

                          ARIZONA                      A = Annual                  17140
                          DISTRICT OF COLUMBIA         A = Annual                  60007700
                          IOWA                         A = Annual                  I-38395
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19971
                          MAINE                        A = Annual                  0-1782
                          MICHIGAN                     A = Annual                  226312
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          NORTH DAKOTA                 A = Annual                  T659
                          NEBRASKA                     A = Annual                  33952
                          NEW HAMPSHIRE                A = Annual

                                      A-2

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          NEW MEXICO                   A = Annual                  312497
                          OKLAHOMA                     A = Annual                  Se-20069
                          SOUTH DAKOTA                 A = Annual                  10800
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-52689
                          VERMONT                      A = Annual                  9/17/97-3
                          WASHINGTON                   G = Good Until S            C-38633
                          WISCONSIN                    A = Annual                  336425-0
                          WEST VIRGINIA                G = Good Until S            MF-2323

HighMark Balanced Fund - Fiduciary Shares

                          ARIZONA                      A = Annual                  17139
                          DISTRICT OF COLUMBIA         A = Annual
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19970
                          MICHIGAN                     A = Annual                  923306
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          NEBRASKA                     A = Annual                  39493
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20147
                          SOUTH DAKOTA                 A = Annual                  10801
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-52688
                          WASHINGTON                   G = Good Until S            C-37279

HighMark Balanced Fund - Class C Shares

                          ARIZONA                      A = Annual                  24885
                          DISTRICT OF COLUMBIA         A = Annual                  60007701
                          IOWA                         A = Annual                  I-45860
                          LOUISIANA                    A = Annual                  71404
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  19992676
                          MAINE                        A = Annual                  MF-R1-5
                          MICHIGAN                     A = Annual                  232404
                          MISSISSIPPI                  A = Annual                  MF-99-11

                                      A-3

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          NORTH DAKOTA                 G = Good Until S            Z991
                          NEBRASKA                     A = Annual                  39474
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  695254
                          OKLAHOMA                     A = Annual                  SE-20086
                          PUERTO RICO                  A = Annual                  S-22283
                          SOUTH DAKOTA                 A = Annual                  20567
                          TENNESSEE                    A = Annual
                          TEXAS                        G = Good Until S            C-61055
                          VERMONT                      A = Annual                  12/16/99
                          WASHINGTON                   G = Good Until S            C-63575
                          WISCONSIN                    A = Annual                  378031-0
                          WEST VIRGINIA                G = Good Until S            MF-3679

Highmark Balanced Fund - Class B Shares

                          ARIZONA                      A = Annual                  21328
                          DISTRICT OF COLUMBIA         A = Annual                  60007702
                          IOWA                         A = Annual                  I-42547
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19982
                          MAINE                        A = Annual                  1-3019
                          MICHIGAN                     A = Annual                  922641
                          MISSISSIPPI                  A = Annual                  MF-98-10
                          NORTH DAKOTA                 A = Annual                  W608
                          NEBRASKA                     A = Annual                  36530
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312922
                          OKLAHOMA                     A = Annual                  SE-20069
                          SOUTH DAKOTA                 A = Annual                  17114
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-55307
                          VERMONT                      A = Annual                  10/15/98
                          WASHINGTON                   G = Good Until S            C-58228
                          WISCONSIN                    A = Annual                  347268-0
                          WEST VIRGINIA                G = Good Until S            MF-3331

                                      A-4

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                 FILE NUMBER

HighMark Growth Fund

                          ALASKA                       O = Other                   00 04750
                          ALABAMA                      A = Annual                  705374
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  SI43116
                          DELAWARE                     A = Annual                  5230
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  44783
                          KANSAS                       A = Annual                  97s00012
                          MISSOURI                     A = Annual
                          MONTANA                      A = Annual                  37675
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S 26 61 0
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF10939

HighMark Growth Fund - Class A Shares

                          ARIZONA                      A = Annual                  17149
                          DISTRICT OF COLUMBIA         A = Annual                  60007708
                          IOWA                         A = Annual                  I-38394
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19971
                          MAINE                        A = Annual                  0-1783
                          MICHIGAN                     A = Annual                  226313
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          NORTH DAKOTA                 A = Annual                  T660
                          NEBRASKA                     A = Annual                  33094
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312499
                          OKLAHOMA                     A = Annual                  SE-20069
                          SOUTH DAKOTA                 A = Annual                  10802
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-45197
                          VERMONT                      A = Annual                  9/17/97-3
                          WASHINGTON                   G = Good Until S            C-38635
                          WISCONSIN                    A = Annual                  336427-0
                          WEST VIRGINIA                G = Good Until S            MF-2323



                                      A-5

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                  STATE                       FILING TYPE                FILE NUMBER

HighMark Growth Fund - Fiduciary Shares

                          ARIZONA                      A = Annual                  17148
                          DISTRICT OF COLUMBIA         A = Annual
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19970
                          MICHIGAN                     A = Annual                  923309
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          NEBRASKA                     A = Annual                  39479
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20146
                          SOUTH DAKOTA                 A = Annual                  10803
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-44217
                          WASHINGTON                   G = Good Until S            C-37281

HighMark Growth Fund - Class C Shares

                          ARIZONA                      A = Annual                  24887
                          DISTRICT OF COLUMBIA         A = Annual                  60007709
                          IOWA                         A = Annual                  I-45859
                          LOUISIANA                    A = Annual                  71405
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  19992677
                          MAINE                        A = Annual                  MF-R1-5
                          MICHIGAN                     A = Annual                  232412
                          MISSISSIPPI                  A = Annual                  MF-99-11
                          NORTH DAKOTA                 A = Annual                  Z993
                          NEBRASKA                     A = Annual                  39478
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  695255
                          OKLAHOMA                     A = Annual                  SE-20086
                          PUERTO RICO                  A = Annual                  S-22282
                          SOUTH DAKOTA                 A = Annual                  20568
                          TENNESSEE                    A = Annual
                          TEXAS                        G = Good Until S            C-61057
                          VERMONT                      A = Annual                  12/16/99
                                      A-6

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                 FILE NUMBER

                          WASHINGTON                   G = Good Until S            C-63574
                          WISCONSIN                    A = Annual                  378030-0
                          WEST VIRGINIA                G = Good Until S            MF-3679

Highmark Growth Fund - Class B Shares

                          ARIZONA                      A = Annual                  21331
                          DISTRICT OF COLUMBIA         A = Annual                  60007710
                          IOWA                         A = Annual                  I-42552
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19982
                          MAINE                        A = Annual                  I-3018
                          MICHIGAN                     A = Annual                  922660
                          MISSISSIPPI                  A = Annual                  MF-98-10
                          NORTH DAKOTA                 A = Annual                  W614
                          NEBRASKA                     A = Annual                  36538
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312924
                          OKLAHOMA                     A = Annual                  SE-20069
                          SOUTH DAKOTA                 A = Annual                  17117
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-55308
                          VERMONT                      A = Annual                  10/15/98
                          WASHINGTON                   G = Good Until S            C-58227
                          WISCONSIN                    A = Annual                  347108-0
                          WEST VIRGINIA                G = Good Until S            MF-3331

HighMark Large Cap Value Fund

                          ALASKA                       O = Other                   00-03384
                          ALABAMA                      A = Annual                  704921
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  SI40056
                          DELAWARE                     A = Annual                  4333
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  43231
                          KANSAS                       A = Annual                  97S00000


                                      A-7

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------
FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          MISSOURI                     A = Annual                  1996-006
                          MONTANA                      A = Annual                  35311
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S 25 24 3
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF10077
                          WEST VIRGINIA                G = Good Until S            MF-2105

HighMark Large Cap Value Fund - Class A Shares

                          ARIZONA                      A = Annual                  15313
                          DISTRICT OF COLUMBIA         A = Annual                  60007711
                          IOWA                         A = Annual                  I-36638
                          MASSACHUSETTS                A = Annual                  96-7781
                          MARYLAND                     A = Annual                  SM19961
                          MAINE                        A = Annual                  1-2944
                          MICHIGAN                     A = Annual                  223713
                          MISSISSIPPI                  G = Good Until S            MF-96-07
                          NORTH DAKOTA                 A = Annual                  P821
                          NEBRASKA                     A = Annual                  31477
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  328056
                          OKLAHOMA                     A = Annual                  SE-20069
                          SOUTH DAKOTA                 A = Annual                  10798
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-45196
                          VERMONT                      A = Annual                  7/09/96-1
                          WASHINGTON                   G = Good Until S            C-38632
                          WISCONSIN                    A = Annual                  323911-0

HighMark Large Cap Value Fund - Fiduciary Shares

                          ARIZONA                      A = Annual                  16834
                          DISTRICT OF COLUMBIA         A = Annual
                          MASSACHUSETTS                A = Annual                  96-7783
                          MARYLAND                     A = Annual                  SM19990
                          MICHIGAN                     A = Annual                  923310


                                      A-8

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          MONTANA                      A = Annual                  37120
                          NEBRASKA                     A = Annual                  39481
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20147
                          SOUTH DAKOTA                 A = Annual                  10799
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-39045
                          WASHINGTON                   G = Good Until S            C-27268

HighMark Large Cap Value - Class C Shares

                          ARIZONA                      A = Annual                  24888
                          DISTRICT OF COLUMBIA         A = Annual                  60007712
                          IOWA                         A = Annual                  I-45858
                          LOUISIANA                    A = Annual                  71406
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  19992669
                          MAINE                        A = Annual                  MF-R1-5
                          MICHIGAN                     A = Annual                  232407
                          MISSISSIPPI                  A = Annual                  MF-99-11
                          NORTH DAKOTA                 A = Annual                  Z994
                          NEBRASKA                     A = Annual                  39480
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  695256
                          OKLAHOMA                     A = Annual                  SE-20086
                          PUERTO RICO                  A = Annual                  S-22280
                          SOUTH DAKOTA                 A = Annual                  20569
                          TENNESSEE                    A = Annual
                          TEXAS                        G = Good Until S
                          VERMONT                      A = Annual                  12/16/99
                          WASHINGTON                   G = Good Until S            C-63573
                          WISCONSIN                    A = Annual                  378029-0
                          WEST VIRGINIA                G = Good Until S            MF-3679



                                      A-9

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

Highmark Large Cap Value Fund - Class B Shares

                          ARIZONA                      A = Annual                  21332
                          DISTRICT OF COLUMBIA         A = Annual                  60007718
                          IOWA                         A = Annual                  I-42553
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19982
                          MAINE                        A = Annual                  1-3017
                          MICHIGAN                     A = Annual                  922644
                          MISSISSIPPI                  A = Annual                  MF-98-10
                          NORTH DAKOTA                 A = Annual                  W615
                          NEBRASKA                     A = Annual                  36539
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312925
                          OKLAHOMA                     A = Annual                  SE-20069
                          SOUTH DAKOTA                 A = Annual                  17119
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-55309
                          VERMONT                      A = Annual                  10/15/98
                          WASHINGTON                   G = Good Until S            C-58226
                          WISCONSIN                    A = Annual                  347271-0
                          WEST VIRGINIA                G = Good Until S            MF-3331

HighMark Bond Fund

                          ALASKA                       O = Other                   00-03385
                          ALABAMA                      A = Annual                  705365
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  SI43114
                          DELAWARE                     A = Annual                  594
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  43233
                          KANSAS                       A = Annual                  99s00004
                          MISSOURI                     A = Annual                  1996-006
                          MONTANA                      A = Annual                  40005
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S 26 61 0
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF11849



                                      A-10

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------
FUND NAME                 STATE                        FILING TYPE                FILE NUMBER


HighMark Bond Fund - Class A Shares

                          ARIZONA                      A = Annual                  17143
                          DISTRICT OF COLUMBIA         A = Annual                  60007719
                          IOWA                         A = Annual                  I-42549
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19982
                          MAINE                        A = Annual                  I-3016
                          MICHIGAN                     A = Annual                  229260
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          NORTH DAKOTA                 A = Annual                  W609
                          NEBRASKA                     A = Annual                  36531
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312923
                          OKLAHOMA                     A = Annual                  SE-20069
                          SOUTH DAKOTA                 A = Annual                  17118
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-45195
                          VERMONT                      A = Annual                  10/15/98
                          WASHINGTON                   G = Good Until S            C-38637
                          WISCONSIN                    A = Annual                  355144-0
                          WEST VIRGINIA                G = Good Until S            MF-3331

HighMark Bond Fund - Fiduciary Shares

                          ARIZONA                      A = Annual                  17142
                          DISTRICT OF COLUMBIA         A = Annual
                          MASSACHUSETTS                A = Annual
                          MICHIGAN                     A = Annual                  225325
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          NEBRASKA                     A = Annual                  39475
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20147
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-44216
                          WASHINGTON                   G = Good Until S            C-27266

                                      A-11

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER


HighMark Bond Fund - Class B Shares

                          ARIZONA                      A = Annual                  29228
                          DISTRICT OF COLUMBIA         A = Annual                  60007720
                          IOWA                         A = Annual                  I-49376
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM20003
                          MAINE                        A = Annual                  MF1-66
                          MICHIGAN                     A = Annual                  234950
                          MISSISSIPPI                  A = Annual                  MF-00-11
                          NORTH DAKOTA                 A = Annual                  W610
                          NEBRASKA                     A = Annual                  42180
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  316593
                          OKLAHOMA                     A = Annual
                          SOUTH DAKOTA                 A = Annual                  23716
                          TENNESSEE                    A = Annual                  MOO-424
                          TEXAS                        G = Good Until S            C-64840
                          VERMONT                      A = Annual                  12/7/00
                          WASHINGTON                   G = Good Until S            C-60132
                          WISCONSIN                    A = Annual                  355139-0
                          WEST VIRGINIA                G = Good Until S            MF-4058

HighMark California Tax-Free Money Market Fund

                          HAWAII                       A = Annual
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S-28-04-8

HighMark California Tax-Free Money Market Fund-Class A Shares

                          DISTRICT OF COLUMBIA         A = Annual                  60007721
                          NEBRASKA                     A = Annual                  33092
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20147
                          SOUTH DAKOTA                 A = Annual                  15048
                          WASHINGTON                   G = Good Until S            C-32569

                                      A-12

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

HighMark California Tax-Free Money Market Fund-Fiduciary Shares

                          DISTRICT OF COLUMBIA         A = Annual
                          NEBRASKA                     A = Annual                  33091
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20161
                          SOUTH DAKOTA                 A = Annual                  15053
                          WASHINGTON                   G = Good Until S            C-27264

HighMark California Tax-Free Money Market Fund-Class B Shares

                          DISTRICT OF COLUMBIA         A = Annual                  60007722

HighMark California Tax-Free Money Market Fund-Class S Shrs.

                          DISTRICT OF COLUMBIA         A = Annual
                          NEBRASKA                     A = Annual                  39086
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20058
                          SOUTH DAKOTA                 A = Annual                  19937
                          WASHINGTON                   G = Good Until S            C-63112

HighMark Diversified Money Market Fund

                          ALASKA                       O = Other                   01 04506
                          ALABAMA                      A = Annual                  704922
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  SI24538
                          DELAWARE                     A = Annual                  4332
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  34327
                          KANSAS                       A = Annual                  97S00000
                          MISSOURI                     A = Annual                  1996-006
                          MONTANA                      A = Annual                  35310
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S 25 85 5



                                      A-13

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF10078
                          WEST VIRGINIA                G = Good Until S            MF-2104

HighMark Diversified Money Market Fund - Class A Shares

                          ARIZONA                      A = Annual                  15312
                          DISTRICT OF COLUMBIA         A = Annual                  60007728
                          IOWA                         A = Annual                  I-36639
                          MASSACHUSETTS                A = Annual                  96-7784
                          MARYLAND                     A = Annual                  SM19961
                          MAINE                        A = Annual                  1-2946
                          MICHIGAN                     A = Annual                  223711
                          MISSISSIPPI                  G = Good Until S            MF-96-07
                          NORTH DAKOTA                 G = Good Until S            P820
                          NEBRASKA                     A = Annual                  31476
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  328055
                          OKLAHOMA                     A = Annual                  SE-20147
                          SOUTH DAKOTA                 A = Annual                  10793
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-39044
                          VERMONT                      A = Annual                  7/09/96-1
                          WASHINGTON                   G = Good Until S            C-32572
                          WISCONSIN                    A = Annual                  269286-0

HighMark Diversified Money Market Fund - Fiduciary Shares

                          ARIZONA                      A = Annual                  13726
                          DISTRICT OF COLUMBIA         A = Annual
                          IOWA                         A = Annual                  I-38396
                          MASSACHUSETTS                A = Annual                  96-7782
                          MARYLAND                     A = Annual                  SM19970
                          MAINE                        A = Annual                  1-13095
                          MICHIGAN                     A = Annual                  923308
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          MONTANA                      A = Annual                  37119


                                      A-14

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          NORTH DAKOTA                 A = Annual                  S672
                          NEBRASKA                     A = Annual                  32998
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  325220
                          OKLAHOMA                     A = Annual                  SE-20161
                          SOUTH DAKOTA                 A = Annual                  10792
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-42259
                          VERMONT                      A = Annual                  4/17/97-1
                          WASHINGTON                   G = Good Until S            C-27270
                          WISCONSIN                    A = Annual                  276241-0

HighMark Diversified Money Market Fund-Class B Shares

                          DISTRICT OF COLUMBIA         A = Annual                  60007729

HighMark Diversified Money Market Fund - Class S Shares

                          ARIZONA                      A = Annual                  S-00644
                          DISTRICT OF COLUMBIA         A = Annual
                          IOWA                         A = Annual                  I-45391
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual
                          MAINE                        A = Annual                  0-3411
                          MICHIGAN                     A = Annual                  232075
                          MISSISSIPPI                  A = Annual                  MF-99-10
                          NORTH DAKOTA                 A = Annual                  Z374
                          NEBRASKA                     A = Annual                  39087
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312498
                          OKLAHOMA                     A = Annual                  SE-20058
                          PUERTO RICO                  A = Annual                  S-21550
                          SOUTH DAKOTA                 A = Annual                  19936
                          TENNESSEE                    A = Annual                  M99-295
                          TEXAS                        G = Good Until S            C-60558
                          VERMONT                      A = Annual                  10/5/99
                          WASHINGTON                   G = Good Until S            C-63113



                                      A-15

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          WISCONSIN                    A = Annual                  374479-0
                          WEST VIRGINIA                G = Good Until S            MF-3629

HighMark U.S. Government Money Market Fund

                          ALASKA                       O = Other                   00-05160
                          ALABAMA                      A = Annual                  704919
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  SI40055
                          DELAWARE                     A = Annual                  4331
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  41815
                          KANSAS                       A = Annual                  97S00000
                          MISSOURI                     A = Annual                  1996-006
                          MONTANA                      A = Annual                  35313
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S 27 88 7
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF10080
                          WEST VIRGINIA                G = Good Until S            MF-2105

HighMark U.S. Government Money Market Fund - Class  A Shares

                          ARIZONA                      A = Annual                  15316
                          DISTRICT OF COLUMBIA         A = Annual                  60007730
                          IOWA                         A = Annual                  I-28198
                          MASSACHUSETTS                A = Annual                  96-5413
                          MARYLAND                     A = Annual                  SM19961
                          MAINE                        A = Annual                  I-2945
                          MICHIGAN                     A = Annual                  223712
                          MISSISSIPPI                  G = Good Until S            MF-96-07
                          NORTH DAKOTA                 A = Annual                  P823
                          NEBRASKA                     A = Annual                  31479
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  328057
                          OKLAHOMA                     A = Annual                  SE-20147
                          SOUTH DAKOTA                 A = Annual                  10794
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-52701
                          VERMONT                      A = Annual                  7/09/96-1
                          WASHINGTON                   G = Good Until S            C-32573
                          WISCONSIN                    A = Annual                  323909-0

                                      A-16

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER


HighMark U.S. Government Money Market Fund - Fiduciary Shrs.

                          ARIZONA                      A = Annual                  17154
                          DISTRICT OF COLUMBIA         A = Annual
                          IOWA                         A = Annual                  I-29184
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19970
                          MAINE                        A = Annual                  I-13096
                          MICHIGAN                     A = Annual                  923312
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          MONTANA                      A = Annual                  37121
                          NORTH DAKOTA                 A = Annual                  s673
                          NEBRASKA                     A = Annual                  32999
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  324388
                          OKLAHOMA                     A = Annual                  SE-20161
                          SOUTH DAKOTA                 A = Annual                  10795
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-52700
                          VERMONT                      A = Annual                  4/17/97-1
                          WASHINGTON                   G = Good Until S            C-27271
                          WISCONSIN                    A = Annual                  331024-0

HighMark U.S. Government Money Market Fund - Class B Shares

                          ARIZONA                      A = Annual                  21335
                          DISTRICT OF COLUMBIA         A = Annual                  60007731
                          IOWA                         A = Annual                  I-42557
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19982
                          MAINE                        A = Annual                  I-3015
                          MICHIGAN                     A = Annual                  922645
                          MISSISSIPPI                  A = Annual                  MF-98-10
                          NORTH DAKOTA                 A = Annual                  W619
                          NEBRASKA                     A = Annual                  36542
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312928


                                      A-17

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                 FILE NUMBER

                          OKLAHOMA                     A = Annual                  SE-13609
                          SOUTH DAKOTA                 A = Annual                  17113
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-55310
                          VERMONT                      A = Annual                  10/15/98
                          WASHINGTON                   G = Good Until S            C-58225
                          WISCONSIN                    A = Annual                  347270-0
                          WEST VIRGINIA                G = Good Until S            MF-3332

HighMark U.S. Government Money Market Fund - Class S Shares

                          ARIZONA                      A = Annual                  S-00644
                          DISTRICT OF COLUMBIA         A = Annual
                          IOWA                         A = Annual                  I-45390
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual
                          MAINE                        A = Annual                  0-3412
                          MICHIGAN                     A = Annual                  232074
                          MISSISSIPPI                  A = Annual                  MF-99-10
                          NORTH DAKOTA                 A = Annual                  Z375
                          NEBRASKA                     A = Annual                  39088
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312501
                          OKLAHOMA                     A = Annual                  SE-20058
                          PUERTO RICO                  A = Annual                  S-21548
                          SOUTH DAKOTA                 A = Annual                  19935
                          TENNESSEE                    A = Annual                  M99-295
                          TEXAS                        G = Good Until S            60559
                          VERMONT                      A = Annual                  10/5/99
                          WASHINGTON                   G = Good Until S            C-63114
                          WISCONSIN                    A = Annual                  374481-0
                          WEST VIRGINIA                G = Good Until S            MF-3629



                                      A-18

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                  STATE                        FILING TYPE                FILE NUMBER



HighMark 100% U.S. Treasury Money Market Fund

                          ALASKA                       O = Other                   00 05162
                          ALABAMA                      A = Annual                  704923
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  SI24537
                          DELAWARE                     A = Annual                  4334
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  41813
                          KANSAS                       A = Annual                  97S00000
                          MISSOURI                     A = Annual                  1996-006
                          MONTANA                      A = Annual                  35309
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S 26 11 0
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF10081
                          WEST VIRGINIA                G = Good Until S            MF-2105

HighMark 100% U.S. Treasury Money Market Fund-Class A Shares

                          ARIZONA                      A = Annual                  15314
                          DISTRICT OF COLUMBIA         A = Annual                  60007732
                          IOWA                         A = Annual                  I-36640
                          MASSACHUSETTS                A = Annual                  96-5411
                          MARYLAND                     A = Annual                  SM19961
                          MAINE                        A = Annual                  I-2947
                          MICHIGAN                     A = Annual                  223714
                          MISSISSIPPI                  G = Good Until S            MF-96-07
                          NORTH DAKOTA                 A = Annual                  P819
                          NEBRASKA                     A = Annual                  31480
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  324389
                          OKLAHOMA                     A = Annual                  SE-20147
                          SOUTH DAKOTA                 A = Annual                  10796
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-52699
                          VERMONT                      A = Annual                  7/09/96-2

                                      A-19

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          WASHINGTON                   G = Good Until S            C-32570
                          WISCONSIN                    A = Annual                  323910-0

HighMark 100% U.S. Treasury Money Market Fund-Fiduciary Shares

                          ARIZONA                      A = Annual                  17153
                          IOWA                         A = Annual                  I-38398
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19970
                          MAINE                        A = Annual                  I-13097
                          MICHIGAN                     A = Annual                  923314
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          MONTANA                      A = Annual                  37774
                          NORTH DAKOTA                 A = Annual                  S671
                          NEBRASKA                     A = Annual                  33000
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  324390
                          OKLAHOMA                     A = Annual                  SE-20161
                          SOUTH DAKOTA                 A = Annual                  10797
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-52698
                          VERMONT                      A = Annual                  4/17/97-1
                          WASHINGTON                   G = Good Until S            C-27269
                          WISCONSIN                    A = Annual                  331023-0

HighMark 100% U.S. Treasury Money Market Fund-Class B Shares

                          DISTRICT OF COLUMBIA         A = Annual                  60007738

HighMark 100% U.S. Treasury Money Market Fund-Class S Shares

                          ARIZONA                      A = Annual                  S-00644
                          DISTRICT OF COLUMBIA         A = Annual
                          IOWA                         A = Annual                  I-45389
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual
                          MAINE                        A = Annual                  0-3413

                                      A-20

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          MICHIGAN                     A = Annual                  232073
                          MISSISSIPPI                  A = Annual                  MF-99-10
                          NORTH DAKOTA                 A = Annual                  Z373
                          NEBRASKA                     A = Annual                  39089
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312500
                          OKLAHOMA                     A = Annual                  SE-20058
                          PUERTO RICO                  A = Annual                  S-21549
                          SOUTH DAKOTA                 A = Annual                  19934
                          TENNESSEE                    A = Annual                  M99-295
                          TEXAS                        G = Good Until S            C-60557
                          VERMONT                      A = Annual                  10/05/99
                          WASHINGTON                   G = Good Until S            C-63115
                          WISCONSIN                    A = Annual                  374480-0
                          WEST VIRGINIA                G = Good Until S            MF-3629

 HighMark Intermediate-Term Bond Fund CIB

                          DISTRICT OF COLUMBIA         A = Annual                  60007739

 HighMark California Intermediate Tax-Free Bond Fund

                          ALASKA                       O = Other                   00-01914
                          ALABAMA                      A = Annual
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual
                          DELAWARE                     A = Annual                  29309
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  51597
                          KANSAS                       A = Annual                  200S0000
                          MISSOURI                     A = Annual
                          MONTANA                      A = Annual                  42547
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF12747

                                      A-21

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER


HighMark CA Intermediate Tax-Free Bond Fund-Fiduciary Shares

                          NEBRASKA                     A = Annual                  39656
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20103

HighMark CA Intermediate Tax-Free Bond Fund - Class A Shares

                          DISTRICT OF COLUMBIA         A = Annual                  60007740
                          MICHIGAN                     A = Annual                  922529
                          NEBRASKA                     A = Annual                  36533
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20086
                          TENNESSEE                    A = Annual                  MOO-109
                          WISCONSIN                    A = Annual                  365587-0

HighMark CA Intermediate Tax Free Bond Fund - Class B Shares

                          ARIZONA                      A = Annual                  24886
                          DISTRICT OF COLUMBIA         A = Annual                  60007741
                          IOWA                         A = Annual                  I-45857
                          LOUISIANA                    A = Annual                  71407
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  19992675
                          MAINE                        A = Annual                  MF-R1-5
                          MICHIGAN                     A = Annual                  232408
                          MISSISSIPPI                  A = Annual                  MF-99-11
                          NORTH DAKOTA                 A = Annual                  Z992
                          NEBRASKA                     A = Annual                  39476
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  695253
                          OKLAHOMA                     A = Annual                  SE-20086
                          PUERTO RICO                  A = Annual                  S-22279
                          SOUTH DAKOTA                 A = Annual                  20572
                          TENNESSEE                    A = Annual
                          TEXAS                        G = Good Until S            C-61056
                          VERMONT                      A = Annual                  12/16/99


                                      A-22

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          WASHINGTON                   G = Good Until S            C-63567
                          WISCONSIN                    A = Annual                  378037-0
                          WEST VIRGINIA                G = Good Until S            MF-3679

HighMark International Equity Fund

                          ALASKA                       O = Other                   00-01915
                          ALABAMA                      A = Annual                  705373
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  SI43109
                          DELAWARE                     A = Annual                  29310
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  51598
                          KANSAS                       A = Annual                  20005000
                          MISSOURI                     A = Annual                  1996-006
                          MONTANA                      A = Annual                  42548
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S 27 88 7
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF12745

HighMark International Equity Fund - Class A Shares

                          ARIZONA                      A = Annual                  24889
                          DISTRICT OF COLUMBIA         A = Annual                  60007742
                          IOWA                         A = Annual                  I-45852
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19992
                          MAINE                        A = Annual                  MF-R1-5
                          MICHIGAN                     A = Annual                  232410
                          MISSISSIPPI                  A = Annual                  MF-99-11
                          NORTH DAKOTA                 A = Annual                  Z995
                          NEBRASKA                     A = Annual                  39483
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  695248
                          OKLAHOMA                     A = Annual                  SE-20086
                          PUERTO RICO                  A = Annual                  S-22277


                                      A-23

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          SOUTH DAKOTA                 A = Annual                  20573
                          TENNESSEE                    A = Annual
                          TEXAS                        G = Good Until S            C-61059
                          VERMONT                      A = Annual                  12/16/99
                          WASHINGTON                   G = Good Until S
                          WISCONSIN                    A = Annual                  378034-0
                          WEST VIRGINIA                G = Good Until S            MF-3678

Highmark International Equity Fund - Class B Shares

                          ARIZONA                      A = Annual                  24890
                          DISTRICT OF COLUMBIA         A = Annual                  60007748
                          IOWA                         A = Annual                  I-45853
                          LOUISIANA                    A = Annual                  71408
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19992
                          MAINE                        A = Annual                  MF-R1-5
                          MICHIGAN                     A = Annual                  232409
                          MISSISSIPPI                  A = Annual                  MF-99-11
                          NORTH DAKOTA                 A = Annual                  Z996
                          NEBRASKA                     A = Annual                  39484
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  695249
                          OKLAHOMA                     A = Annual                  SE-20086
                          PUERTO RICO                  A = Annual                  S-22277
                          SOUTH DAKOTA                 A = Annual                  20574
                          TENNESSEE                    A = Annual
                          TEXAS                        G = Good Until S            C-61060
                          VERMONT                      A = Annual                  12/16/99
                          WASHINGTON                   G = Good Until S            C-63564
                          WISCONSIN                    A = Annual                  378033-0
                          WEST VIRGINIA                G = Good Until S            MF-3678

HighMark International Equity Fund - Class C Shares

                          ARIZONA                      A = Annual                  24891
                          DISTRICT OF COLUMBIA         A = Annual                  60007749

                                      A-24

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          IOWA                         A = Annual                  I-45854
                          LOUISIANA                    A = Annual                  71415
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  19992672
                          MAINE                        A = Annual                  MF-R1-5
                          MICHIGAN                     A = Annual                  232413
                          MISSISSIPPI                  A = Annual                  MF-99-11
                          NORTH DAKOTA                 A = Annual                  Z997
                          NEBRASKA                     A = Annual
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  695250
                          OKLAHOMA                     A = Annual                  SE-20086
                          PUERTO RICO                  A = Annual                  S-22277
                          SOUTH DAKOTA                 A = Annual                  20575
                          TENNESSEE                    A = Annual
                          TEXAS                        G = Good Until S            C-61061
                          VERMONT                      A = Annual                  12/16/99
                          WASHINGTON                   G = Good Until S
                          WISCONSIN                    A = Annual                  378032-0
                          WEST VIRGINIA                G = Good Until S            MF-3678

HighMark International Equity Fund - Fiduciary Shares

                          ARIZONA                      A = Annual                  17152
                          DISTRICT OF COLUMBIA         A = Annual
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19970
                          MICHIGAN                     A = Annual                  923311
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          NEBRASKA                     A = Annual                  39486
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20147
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-52697
                          WASHINGTON                   G = Good Until S            C-55820

                                      A-25

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                  STATE                        FILING TYPE                FILE NUMBER

HighMark Value Momentum Fund

                          ALASKA                       O = Other                   00 00590
                          ALABAMA                      A = Annual                  705366
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  SI43119
                          DELAWARE                     A = Annual                  5229
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  48367
                          KANSAS                       A = Annual                  97S00012
                          MISSOURI                     A = Annual                  1996-006
                          MONTANA                      A = Annual                  37676
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S 27 88 7
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF10938

HighMark Value Momentum Fund - Class C Shares

                          ARIZONA                      A = Annual                  24893
                          DISTRICT OF COLUMBIA         A = Annual                  60007750
                          IOWA                         A = Annual                  I-45856
                          LOUISIANA                    A = Annual                  71402
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19992
                          MAINE                        A = Annual                  MF-R1-5
                          MICHIGAN                     A = Annual                  232405
                          MISSISSIPPI                  A = Annual                  MF-99-11
                          NORTH DAKOTA                 A = Annual                  Z999
                          NEBRASKA                     A = Annual                  39489
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  695251
                          OKLAHOMA                     A = Annual                  SE-20086
                          PUERTO RICO                  A = Annual                  S-22284
                          SOUTH DAKOTA                 A = Annual                  20571
                          TENNESSEE                    A = Annual
                          TEXAS                        G = Good Until S            C-61063

                                      A-26

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          VERMONT                      A = Annual                  12/16/99
                          WASHINGTON                   G = Good Until S            C-63566
                          WISCONSIN                    A = Annual                  378035-0
                          WEST VIRGINIA                G = Good Until S            MF-3678

HighMark Value Momentum Fund - Fiduciary Shares

                          ARIZONA                      A = Annual                  17155
                          DISTRICT OF COLUMBIA         A = Annual
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19970
                          MICHIGAN                     A = Annual                  923313
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          NEBRASKA                     A = Annual                  39490
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20147
                          SOUTH DAKOTA                 A = Annual                  15051
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-52702
                          WASHINGTON                   G = Good Until S            C-55823

HighMark Value Momentum Fund - Class A Shares

                          ARIZONA                      A = Annual                  17156
                          DISTRICT OF COLUMBIA         A = Annual                  60007751
                          IOWA                         A = Annual                  I-38397
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19971
                          MAINE                        A = Annual                  0-1781
                          MICHIGAN                     A = Annual                  226311
                          MISSISSIPPI                  G = Good Until S            MF-97-04
                          NORTH DAKOTA                 A = Annual                  T661
                          NEBRASKA                     A = Annual                  33095
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312502
                          OKLAHOMA                     A = Annual                  SE-20069
                          SOUTH DAKOTA                 A = Annual                  15049

                                      A-27

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-52703
                          VERMONT                      A = Annual                  9/17/97-3
                          WASHINGTON                   G = Good Until S            C-55817
                          WISCONSIN                    A = Annual                  336426-0
                          WEST VIRGINIA                G = Good Until S            MF-2323

HighMark Value Momentum Fund - Class B Shares

                          ARIZONA                      A = Annual                  21336
                          DISTRICT OF COLUMBIA         A = Annual                  60007752
                          IOWA                         A = Annual                  I-42559
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19982
                          MAINE                        A = Annual                  I-2692
                          MICHIGAN                     A = Annual                  922646
                          MISSISSIPPI                  A = Annual                  MF-98-10
                          NORTH DAKOTA                 A = Annual                  W620
                          NEBRASKA                     A = Annual                  36543
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312929
                          OKLAHOMA                     A = Annual                  SE-13599
                          SOUTH DAKOTA                 A = Annual                  17123
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-55311
                          VERMONT                      A = Annual                  10/15/98
                          WASHINGTON                   G = Good Until S            C-58224
                          WISCONSIN                    A = Annual                  347269-0
                          WEST VIRGINIA                G = Good Until S            MF-3332

HighMark Small Cap Value Fund

                          ALASKA                       O = Other                   01-00314
                          ALABAMA                      A = Annual
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  SI47792
                          DELAWARE                     A = Annual                  491

                                      A-28

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  49669
                          KANSAS                       A = Annual                  99S00001
                          MISSOURI                     A = Annual                  1996-006
                          MONTANA                      A = Annual                  39631
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S 28 40 0
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF11700

HighMark Small Cap Value Fund - Class C Shares

                          ARIZONA                      A = Annual                  24892
                          DISTRICT OF COLUMBIA         A = Annual                  60007758
                          IOWA                         A = Annual                  I-45855
                          LOUISIANA                    A = Annual                  71409
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19992
                          MAINE                        A = Annual                  MF-R1-5
                          MICHIGAN                     A = Annual                  232406
                          MISSISSIPPI                  A = Annual                  MF-99-11
                          NORTH DAKOTA                 A = Annual                  Z998
                          NEBRASKA                     A = Annual                  39487
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  695252
                          OKLAHOMA                     A = Annual                  SE-20086
                          PUERTO RICO                  A = Annual                  S-22281
                          SOUTH DAKOTA                 A = Annual                  20570
                          TENNESSEE                    A = Annual
                          TEXAS                        G = Good Until S            C-61062
                          VERMONT                      A = Annual                  12/16/99
                          WASHINGTON                   G = Good Until S            C-63568
                          WISCONSIN                    A = Annual                  378036-0
                          WEST VIRGINIA                G = Good Until S            MF-3678

                                      A-29

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

HighMark Small Cap Value Fund - Fiduciary Shares

                          ARIZONA                      A = Annual                  20914
                          DISTRICT OF COLUMBIA         A = Annual
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19981
                          MICHIGAN                     A = Annual                  228743
                          MISSISSIPPI                  A = Annual                  MF-98-08
                          NEBRASKA                     A = Annual                  39488
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20002
                          SOUTH DAKOTA                 A = Annual                  16811
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-56860
                          WASHINGTON                   G = Good Until S            c-59674

HighMark Small Cap Value Fund - Class A Shares

                          ARIZONA                      A = Annual                  20915
                          DISTRICT OF COLUMBIA         A = Annual                  60007759
                          IOWA                         A = Annual                  I-42089
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19981
                          MAINE                        A = Annual                  I-1362
                          MICHIGAN                     A = Annual                  228741
                          MISSISSIPPI                  A = Annual                  MF-98-08
                          NORTH DAKOTA                 A = Annual                  W269
                          NEBRASKA                     A = Annual                  36144
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312211
                          OKLAHOMA                     A = Annual                  SE-20069
                          SOUTH DAKOTA                 A = Annual                  16810
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-56858

                                      A-30

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          VERMONT                      A = Annual                  8/12/98-0
                          WASHINGTON                   G = Good Until S            C-59675
                          WISCONSIN                    A = Annual                  352572-0
                          WEST VIRGINIA                G = Good Until S

HighMark Small Cap Value Fund - Class B Shares

                          ARIZONA                      A = Annual                  21334
                          DISTRICT OF COLUMBIA         A = Annual                  60007760
                          IOWA                         A = Annual                  I-42558
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM19982
                          MAINE                        A = Annual                  I-3012
                          MICHIGAN                     A = Annual                  228742
                          MISSISSIPPI                  A = Annual                  MF-98-10
                          NORTH DAKOTA                 A = Annual                  W618
                          NEBRASKA                     A = Annual                  36145
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  312927
                          OKLAHOMA                     A = Annual                  SE-20069
                          SOUTH DAKOTA                 A = Annual                  17121
                          TENNESSEE                    A = Annual                  RM99-26
                          TEXAS                        G = Good Until S            C-56859
                          VERMONT                      A = Annual                  10/15/98
                          WASHINGTON                   G = Good Until S            c-59676
                          WISCONSIN                    A = Annual                  352571-0
                          WEST VIRGINIA                G = Good Until S            MF-3332

HighMark Core Equity Fund

                          ALASKA                       O = Other                   00-5002
                          ALABAMA                      A = Annual
                          ARKANSAS                     A = Annual                  97-M032
                          CONNECTICUT                  A = Annual                  1008610
                          DELAWARE                     A = Annual                  30352
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  52549

                                      A-31

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          KANSAS                       A = Annual                  20005000
                          MISSOURI                     A = Annual                  1996-006
                          MONTANA                      A = Annual                  43954
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF13170

HighMark Core Equity Fund - Class A Shares

                          ARIZONA                      A = Annual                  27580
                          DISTRICT OF COLUMBIA         A = Annual                  60007761
                          IOWA                         A = Annual                  I-47918
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM20001
                          MAINE                        A = Annual                  1-16357
                          MICHIGAN                     A = Annual
                          MISSISSIPPI                  A = Annual                  MF-00-06
                          NORTH DAKOTA                 A = Annual                  AC611
                          NEBRASKA                     A = Annual                  40927
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  327942
                          OKLAHOMA                     A = Annual                  SE-20187
                          SOUTH DAKOTA                 A = Annual                  23087
                          TENNESSEE                    A = Annual                  RM00-34
                          TEXAS                        G = Good Until S            C-65922
                          VERMONT                      A = Annual                  7/11/00-2
                          WASHINGTON                   G = Good Until S            60027200
                          WISCONSIN                    A = Annual                  391132-0
                          WEST VIRGINIA                G = Good Until S            MF-3902

HighMark Core Equity Fund - Class B Shares

                          ARIZONA                      A = Annual                  27581
                          DISTRICT OF COLUMBIA         A = Annual                  60007762
                          IOWA                         A = Annual                  I-47919
                          MASSACHUSETTS                A = Annual

                                      A-32

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          MARYLAND                     A = Annual                  SM20001
                          MAINE                        A = Annual                  1-16358
                          MICHIGAN                     A = Annual
                          MISSISSIPPI                  A = Annual                  MF-00-06
                          NORTH DAKOTA                 A = Annual                  AC612
                          NEBRASKA                     A = Annual                  40928
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  327943
                          OKLAHOMA                     A = Annual                  SE-20187
                          SOUTH DAKOTA                 A = Annual                  23088
                          TENNESSEE                    A = Annual                  RM00-21
                          TEXAS                        G = Good Until S            C-65923
                          VERMONT                      A = Annual                  7/11/00-2
                          WASHINGTON                   G = Good Until S
                          WISCONSIN                    A = Annual                  391131-0
                          WEST VIRGINIA                G = Good Until S            MF-3902

HighMark Core Equity Fund - Class C Shares

                          DISTRICT OF COLUMBIA         A = Annual                  60007768
                          NEBRASKA                     A = Annual                  40929
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20187

HighMark Core Equity Fund - Fiduciary Shares

                          ARIZONA                      A = Annual                  27337
                          DISTRICT OF COLUMBIA         A = Annual
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM20001
                          MICHIGAN                     A = Annual                  925998
                          MISSISSIPPI                  A = Annual                  MF-00-06
                          NEBRASKA                     A = Annual
                          NEW HAMPSHIRE                A = Annual
                          OKLAHOMA                     A = Annual                  SE-20179
                          SOUTH DAKOTA                 A = Annual                  22097
                          TENNESSEE                    A = Annual                  RM99-20

                                      A-33

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          TEXAS                        G = Good Until S            C-63100
                          WASHINGTON                   G = Good Until S

HighMark Small Cap Growth Fund

                          ALASKA                       A = Annual                  01 02993
                          ALABAMA                      A = Annual
                          ARKANSAS                     A = Annual
                          CONNECTICUT                  A = Annual                  1013147
                          DELAWARE                     A = Annual
                          HAWAII                       A = Annual
                          IDAHO                        A = Annual                  53785
                          KANSAS                       A = Annual
                          KENTUCKY                     A = Annual                  M40859
                          LOUISIANA                    A = Annual                  73320
                          MISSOURI                     A = Annual
                          MONTANA                      A = Annual                  45783
                          NEVADA                       A = Annual
                          NEW YORK                     O = Other                   S29-64-5
                          OHIO                         O = Other
                          OREGON                       A = Annual                  2001-211
                          RHODE ISLAND                 A = Annual
                          SOUTH CAROLINA               A = Annual                  MF13743
                          UTAH                         A = Annual                  006-7611

HighMark Small Cap Growth Fund - Class A Shares

                          ARIZONA                      A = Annual                  29966
                          IOWA                         A = Annual                  I-50073
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  sm20010
                          MAINE                        A = Annual                  MF-R1-1
                          MICHIGAN                     A = Annual                  920675
                          MISSISSIPPI                  A = Annual                  MF-01-02
                          NORTH DAKOTA                 A = Annual                  AE099
                          NEBRASKA                     A = Annual
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  322298
                          OKLAHOMA                     A = Annual
                          SOUTH DAKOTA                 A = Annual                  24544
                          TENNESSEE                    A = Annual                  M01-066
                          TEXAS                        G = Good Until S            C 65585

                                      A-34

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          VERMONT                      A = Annual                  2/13/01-1
                          WASHINGTON                   G = Good Until S
                          WISCONSIN                    A = Annual
                          WEST VIRGINIA                G = Good Until S            MF 4130

HighMark Small Cap Growth Fund - Fiduciary Shares

                          ARIZONA                      A = Annual                  29965
                          KENTUCKY                     A = Annual                  M40858
                          LOUISIANA                    A = Annual                  73319
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual
                          MICHIGAN                     A = Annual                  920676
                          MISSISSIPPI                  A = Annual                  MF-01-02
                          NEBRASKA                     A = Annual
                          NEW HAMPSHIRE                A = Annual
                          OHIO                         O = Other
                          OKLAHOMA                     A = Annual
                          OREGON                       A = Annual                  2001-213
                          SOUTH DAKOTA                 A = Annual                  24547
                          TENNESSEE                    A = Annual                  M01-066
                          TEXAS                        G = Good Until S            C 65588
                          UTAH                         A = Annual                  006-7610
                          WASHINGTON                   G = Good Until S

HighMark Small Cap Fund - Class C Shares

                          ARIZONA                      A = Annual                  29958
                          IOWA                         A = Annual                  I-50075
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  SM20010
                          MAINE                        A = Annual                  MF-R1-1
                          MICHIGAN                     A = Annual                  920677
                          MISSISSIPPI                  A = Annual                  MF-01-02
                          NORTH DAKOTA                 A = Annual                  AE101
                          NEBRASKA                     A = Annual
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  322300

                                      A-35

HIGHMARK FUNDS

STATE PERMIT REPORTS
----------------------------------------------------------------------------------------------

FUND NAME                 STATE                        FILING TYPE                FILE NUMBER

                          OKLAHOMA                     A = Annual
                          SOUTH DAKOTA                 A = Annual                  24546
                          TENNESSEE                    A = Annual                  M01-066
                          TEXAS                        G = Good Until S            C 65587
                          VERMONT                      A = Annual                  2/13/01-1
                          WASHINGTON                   G = Good Until S
                          WISCONSIN                    A = Annual
                          WEST VIRGINIA                G = Good Until S            MF 4130

HighMark Small Cap Growth Fund - Class B Shares

                          ARIZONA                      A = Annual
                          DISTRICT OF COLUMBIA         A = Annual                  60007769
                          IOWA                         A = Annual                  I-50074
                          MASSACHUSETTS                A = Annual
                          MARYLAND                     A = Annual                  sm20010
                          MAINE                        A = Annual                  MF-R1-1
                          MICHIGAN                     A = Annual                  920673
                          MISSISSIPPI                  A = Annual                  MF-01-02
                          NORTH DAKOTA                 A = Annual                  AE100
                          NEBRASKA                     A = Annual
                          NEW HAMPSHIRE                A = Annual
                          NEW MEXICO                   A = Annual                  322299
                          OKLAHOMA                     A = Annual
                          SOUTH DAKOTA                 A = Annual                  24545
                          TENNESSEE                    A = Annual                  M01-066
                          TEXAS                        G = Good Until S            C 65586
                          VERMONT                      A = Annual                  2/13/01-1
                          WASHINGTON                   G = Good Until S
                          WISCONSIN                    A = Annual
                          WEST VIRGINIA                G = Good Until S            MF 4130

                                      A-36


October 1, 2002


Securities and Exchange Commission
Attn: Filing Desk, Stop 1-4
450 Fifth Street, N.W
Washington, DC 20549

RE:      Rule 17f-2
         HighMark Funds
         Registration No. 811-05059/33-12608, CIK No. 0000811527

Ladies and Gentlemen:

On behalf of our client HIGHMARK FUNDS, we are filing electronically one copy of the EDGARized version of our examination report dated August 29, 2002 submitted pursuant to the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of July 26, 2002.

Yours truly,




/s/ Michael M. Murphy
Michael M. Murphy
Partner


Enclosure